Exhibit 3.1

The First State
     I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF “US POWER GENERATING COMPANY”, FILED IN THIS OFFICE ON THE THIRTY-FIRST DAY OF MAY, A.D. 2007, AT 6 O’CLOCK P.M.
     A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.
4307261  8100
070656781

/s/ Harriet Smith Windsor
Harriet Smith Windsor, Secretary of State
AUTHENTICATION: 5720709

DATE: 05-31-07

State of Delaware
Secretary of State Division of Corporations
Delivered 06:27 PM 05/31/2007
FILED 06:00 PM 05/31/2007
SRV 070656781 — 4307261 FILE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
US POWER GENERATING COMPANY
a Delaware corporation
(Pursuant to Sections 242 and 245 of the Delaware General Corporation Law)
     The original Certificate of Incorporation of US Power Generating Company was filed on February 23, 2007, and is amended and restated as follows:
ARTICLE ONE
NAME
     The name of the Corporation is US Power Generating Company (the “Corporation”).
ARTICLE TWO
REGISTERED OFFICE AND AGENT
     The address of the Corporation’s registered office in the State of Delaware is shall be located at 1209 Orange Street, Wilmington, Delaware, 19801, County of New Castle. The name of the corporation’s registered agent at such address shall be The Corporation Trust Company.
ARTICLE THREE
PURPOSE
     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law, as amended from time to time (the “DGCL”).
ARTICLE FOUR
CAPITAL STOCK
     Section 1. Authorized Shares. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 551,000,000 shares, of which:
     (i) 1,000,000 shares shall be shares of Preferred Stock, par value $0.0001 per share, of the Corporation (the “Preferred Stock”);
     (ii) 500,000,000 shares shall be shares of Class A Common Stock, par value $0.00001 per share, of the Corporation (the “Class A Common”); and
     (iii) 50,000,000 shares shall be shares of Class B Common, par value $0.00001 per share, of the Corporation (the “Class B Common”).

     The Class A Common and Class B Common are referred to collectively as the “Common Stock.”
     Section 2. Preferred Stock. The Board of Directors of the Corporation (the “Board”) is authorized, subject to limitations prescribed by law or any exchange on which the Corporation’s securities may then be listed, to provide by resolution or resolutions for the issuance of shares of Preferred Stock in one or more series, to establish the number of shares to be included in each such series, and to fix the voting powers (if any), designations, powers, preferences, and relative, participating, optional or other rights, if any, of the shares of each such series, and any qualifications, limitations or restrictions thereof. Irrespective of the provisions of Section 242(b)(2) of the DGCL, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, without the separate vote of the holders of the Preferred Stock as a class.
     Section 3. Common Stock. Except as (i) otherwise required by law or (ii) expressly provided in this Certificate of Incorporation, each share of Common Stock shall have the same powers, rights and privileges and shall rank equally, share ratably and be identical in all respects as to all matters.
     (a) Dividends. Subject to the rights of the holders of Preferred Stock, and to the other provisions of this Certificate of Incorporation, holders of Common Stock shall be entitled to receive equally, on a per share basis, such dividends and other distributions in cash, securities or other property of the Corporation as may be declared thereon by the Board from time to time out of assets or funds of the Corporation legally available therefor; provided that prior to the initial closing of the initial Public Offering (the “IPO”) (i) if dividends are declared or paid in shares of Common Stock, the dividends payable to holders of Class A Common shall be payable in shares of Class A Common and the dividends payable to the holders of Class B Common shall be payable in shares of Class B Common and (ii) if the dividends consist of other voting securities of the Corporation, the Corporation shall make available to each holder of Class A Common, dividends consisting only of non-voting securities (except as otherwise required by law) of the Corporation which are otherwise identical to the voting securities made available to the holders of Class B Common.
     (b) Stock Splits and Stock Dividends. The Corporation shall not in any manner subdivide (by stock split, stock dividend or otherwise) or combine (by reverse stock split or otherwise) the outstanding Common Stock of one class unless the outstanding Common Stock of the other class shall be proportionately subdivided or combined. Prior to the Conversion Time, all such subdivisions and combinations shall be payable only in Class A Common to the holders of Class A Common and Class B Common to the holders of Class B Common.
     (c) Voting Rights.
          (i) Prior to the earliest to occur of (1) the initial closing of the IPO, (2) the first date on which the Initial Class B Holders cease to beneficially own, directly or indirectly, at least a majority of the outstanding Class B Common (after giving effect to the issuances of Class B Common pursuant to the Merger Agreement) and (3) the first date on which no shares of Class B Common are issued and outstanding (after giving effect to the issuances of Class B Common pursuant to the Merger Agreement) (such earliest occurring time, the “Measurement Time”), except as otherwise required by applicable law, at every annual or special meeting of stockholders of the Corporation, (x) each holder of Class B Common shall be entitled to cast one (1) vote for each share of Class B Common held by such holder as identified on the stock transfer records of the Corporation and (y) each holder of Class A Common shall have no right to vote generally in the election of directors or on any other matters to be voted on by the stockholders of the Corporation, except that, in accordance with Article 7 hereof, each holder of Class A Common shall be entitled to cast one (1) vote for each share of Class A Common held by such holder as identified on the stock transfer records of the Corporation solely with respect to the designation of Class A Directors; provided, however, that, except as otherwise required by law, the holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any certificates of designation relating to any series of Preferred Stock).
          (ii) From and after the Measurement Time, except as otherwise required by applicable law, at every annual or special meeting of stockholders of the Corporation, each holder of Common Stock shall be entitled to cast one (1) vote for each share of Common Stock held by such holder as identified on the stock transfer records of the Corporation, and the holders of Class A Common and Class B Common shall vote together as a single class; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any certificates of designation relating to any series of Preferred Stock).
     (d) Liquidation Rights. Subject to the provisions of the Preferred Stock, in all distributions to the holders of Common Stock in any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the Corporation’s debts and amounts payable upon shares of Preferred Stock entitled to a preference, if any, over holders of Common Stock upon such dissolution, liquidation or winding up, the assets available for distribution to holders of Common Stock shall be distributed to holders of Common Stock, ratably among such holders (in the proportion that the number of shares of Common Stock held by each such holder immediately prior to the such liquidation, dissolution or winding up of the Corporation bears to the aggregate number of shares of such Common Stock outstanding immediately prior to such transaction).
     (c) Conversion of Class B Common.
          (i) Conversion. Effective as of the initial closing of the IPO (the “Conversion Time”), each then outstanding share of Class B Common shall, without any action on behalf of the holder thereof (and without any charge or cost to such holder), be automatically converted into one (1) fully paid and non assessable share of Class A Common. Each certificate that, immediately prior to the Conversion Time, represented shares of Class B Common shall, from and after the Conversion Time, automatically and without the necessity of presenting the same for exchange, represent that number of shares of Class A Common into which the shares of Class B Common represented by such certificate shall have been converted pursuant to this Section 3(e) of Article Four. Notwithstanding the foregoing, each holder of record of a certificate that represented shares of Class B Common shall be entitled to receive, upon surrender of such certificate to the Corporation or the Corporation’s Transfer Agent, a new certificate representing the number of shares of Class A Common into which the shares of Class B Common formerly represented by such certificate or certificates shall have been converted pursuant to this Section 3(e) of this Article Four (without any charge or cost to such holder).
          (ii) Authorized Class A Common. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common, solely for the purpose of issuance upon conversion of the outstanding Class B Common in accordance with Section 3(e) of Article Four, such number of shares of Class A Common that shall be issuable upon the conversion of all such outstanding Class B Common; provided that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of the conversion of the outstanding Class B Common by delivery of purchased shares of Class A Common which are held in the treasury of the Corporation. The Corporation covenants that all shares of Class A Common that shall be issued upon conversion of the Class B Common will, upon issue, be validly issued, fully paid and non-assessable.
          (iii) No Tax upon Issuance. The issuance of certificates for shares of Class A Common upon conversion of the Class B Common shall be made without charge to the holders of such Class B Common for any stamp or other similar tax in respect of such issuances.
          (iv) Required Filings. If it is determined that any filing is required by any holder of Class B Common in connection with any conversion of Class B Common under this Section 3(e) of Article Four, the Corporation shall cooperate with the holder in the making of such filing and the Corporation shall pay any applicable filing fees and expenses.
     (f) Preemptive Rights. Except as may be set forth in a written agreement to which such holder is party with the Corporation, no holder of Common Stock shall have any preemptive rights with respect to the Common Stock or any other securities of the Corporation, or to any obligations convertible (directly or indirectly) into securities of the Corporation whether now or hereafter authorized.
ARTICLE FIVE
RESTRICTIONS ON TRANSFER AND OWNERSHIP
     Section 1. Transfers.
     (a) General. No Transfer of any share(s) of the Corporation’s capital stock may be effected by any holder thereof, and no offer to Transfer any share(s) of the Corporation’s capital stock may be made by any holder thereof, to another Person (a “Proposed Transferee”), except in accordance with the restrictions set forth in this Article Five. This Article Five imposes certain restrictions that are applicable to all Transfers and offers described in the preceding sentence (except as contemplated by the immediately following sentence) and additional restrictions that apply to different categories of such Transfers. Notwithstanding any provision herein to the contrary, the restrictions set forth in this Article Five shall not apply to (i) any Transfer to the Corporation or any of its Subsidiaries (including pursuant to the conversion of the Class B Common into Class A Common pursuant to Section 3(e) of Article Four) and (ii) any Transfer by the Corporation.
     (b) Restrictions Applicable to All Transfers. Until the initial closing of the IPO, subject to the additional restrictions on Transfer set forth in this Article Five, no Transferor shall Transfer, or offer to Transfer, to any Proposed Transferee, or accept a bona fide offer from any Proposed Transferee for, all or any amount of its shares of capital stock of the Corporation or any interest therein unless all of the following conditions are satisfied:
          (i) the Transferor proposing to effect such proposed Transfer (the “Proposed Transferor”) shall deliver to the Transfer Agent notice of such proposed Transfer, which notice shall include information relating to such proposed Transfer reasonably sufficient to enable the Corporation to determine that such proposed Transfer will not violate any provision of this Certificate of Incorporation, including the names and addresses of the Proposed Transferor and Proposed Transferee, the anticipated date of the proposed Transfer, the number and class or series (as applicable) of shares of the Corporation’s capital stock to be Transferred, the number and class or series (as applicable) of any other shares of capital stock of the Corporation held by any of the Proposed Transferor, the Proposed Transferee and

their respective Controlled Affiliates, the nature of the proposed Transfer and whether the Proposed Transferee is a Controlled Affiliate of the Proposed Transferor;
          (ii) such proposed Transfer shall be a transaction that is (A) in compliance with Rule 144A of the Securities Act of 1933, as in effect at the time (the “Securities Act”), to a “qualified institutional buyer” (as such term is defined in Rule 144A), subject to the delivery by such Proposed Transferee to the Transfer Agent of a Rule 144A Certificate substantially in the form attached as Exhibit A to this Certificate of Incorporation (a “Qualifying Rule 144A Transfer”), (B) pursuant to another exemption from registration under the Securities Act or (C) pursuant to a Public Sale, subject, in the case of clause (B), to the delivery by the Proposed Transferor to the Transfer Agent of an opinion of counsel in form reasonably satisfactory to the Transfer Agent addressed to the Corporation from a law firm with a nationally recognized securities practice concluding that such transaction is exempt from the registration requirements of the Securities Act; and
          (iii) the Corporation (acting through the Board or a duly authorized officer) shall not reasonably determine that such proposed Transfer requires the Corporation to obtain approval of or make notification to FERC under Sections 203 or 205 of the FPA or the approval of any state agency under the applicable laws and regulations of such state, or if the Corporation shall have so determined that such proposed Transfer requires any such approval or notification, FERC and/or the relevant state agency shall have (A) issued an order approving such proposed Transfer or accepting any such required notification (or otherwise indicating that no further action will be taken with respect to any required notification) or (B) determined that approval or notification is not required.
     (c) Additional Restrictions. In addition to the restrictions set forth in Section l(b) of this Article Five, no Transfer to a Person shall be effected unless, if the Proposed Transferee will be a 5% Stockholder after the Transfer, the Proposed Transferee shall deliver to the Transfer Agent (i) an updated Regulatory Certificate if such Proposed Transferee was a 5% Stockholder prior to the Transfer or (ii) a Regulatory Certificate if such Proposed Transferee was not a 5% Stockholder prior to the Transfer.
     (d) Energy Regulatory Matters. Notwithstanding any decision by the Corporation pursuant to Section l(b)(iii) of this Article 5 that no approval is required for a given Transfer, such Transfer will not be effective from the date of any determination by FERC or any state agency that the approval of FERC or such state agency, as applicable, is required to effect such Transfer until such approval is obtained.
     Section 2. Void Transfers. In addition to any other rights or remedies that the Corporation may have at law or in equity arising as a result of any Transfer by any holder of capital stock of the Corporation in contravention of this Certificate of Incorporation, the Corporation shall have the right to (a) treat any such Transfer as (i) void ab initio and ineffective to Transfer such interests and/or (ii) not binding upon the Corporation and (b) take any action under applicable law to unwind such transaction.
     Section 3. Additional Restrictions on Transfer.
     (a) Notwithstanding any other provisions of this Article Five, no Transfer of any shares of the Corporation’s capital stock by any holder thereof (other than the Corporation) may be made (other than in a Public Sale or Qualifying Rule 144A Transfer) unless the Person holding such capital stock delivers written notice to the Corporation describing in reasonable detail the Transfer or proposed Transfer, together with an opinion of counsel (who may be counsel for the Corporation), satisfactory in form and substance to counsel for the Corporation (which opinion may be waived, in whole or in part, at the discretion of the Corporation), to the effect that such Transfer of shares (i) may be effected without registration of such shares under the Securities Act and (ii) would not violate any federal securities laws, or cause the Corporation to be required to register as an “Investment Company” under the U.S.

Investment Company Act of 1940, as amended. Such written notice and opinion of counsel shall be delivered in writing to the Corporation prior to the date of the Transfer.
     (b) If any of the shares of the Corporation’s capital stock become eligible for sale pursuant to Rule 144(k), the Corporation shall, upon the request of the holder of such shares, remove the Securities Act legend set forth in Section 4(b) of this Article Five.
     Section 4. Stock Certificates.
     (a) A statement shall be set forth on the face or back of each certificate representing shares of each class or series of capital stock of the Corporation to the effect that: (i) such shares and the ownership thereof are subject to restrictions on transfer set forth in the Certificate of Incorporation; and (ii) the Corporation will furnish without charge to each stockholder of the Corporation who so requests a copy of the Certificate of Incorporation.
     (b) In addition, each certificate shall be imprinted with a legend in substantially the following form:
“THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR BY THE SECURITIES REGULATORY AUTHORITY OF ANY STATE OF THE UNITED STATES. NO REGISTRATION OF TRANSFER OF SUCH SECURITIES SHALL BE MADE ON THE BOOKS OF THE ISSUER UNLESS SUCH TRANSFER IS MADE IN CONNECTION WITH AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND REGISTRATION OF THE SECURITIES UNDER THE SECURITIES LAWS OF ANY APPLICABLE JURISDICTIONS OR PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND THE SECURITIES LAWS OF ANY APPLICABLE JURISDICTIONS OR SUCH ACT AND THE SECURITIES LAWS OF ANY APPLICABLE JURISDICTIONS DO NOT APPLY.”
Notwithstanding the foregoing, the foregoing Securities Act legend may be removed upon registration of the securities evidenced thereby under the Securities Act.
ARTICLE SIX
INCORPORATOR
The name and address of the incorporator of the Corporation are as follows:
Alexia Richmond
c/o Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
ARTICLE SEVEN
BOARD OF DIRECTORS
     Section 1. Number of Directors. During the period beginning immediately after the closing of the transactions contemplated by the Merger Agreement and ending upon the initial closing of the IPO

(and subject to any rights of the holders of any class or series of Preferred Stock to elect additional directors under specified circumstances) and in accordance with the Corporation’s Bylaws, the authorized number of directors on the Board shall initially be established at nine (9) directors and shall be comprised as follows: (i) five (5) directors (the “Class B Directors”) shall be designated in writing by the Class B Majority Holders and (ii) four (4) directors (the “Class A Directors”) shall be designated in writing by the Class A Majority Holders. The Class B Directors shall be designated in a writing to the Corporation by the Class B Majority Holders and, once appointed, may be removed only by the Class B Majority Holders. The initial Class B Directors are Thomas S. Souleles, Patrick Eilers, Zaid Alsikafi, Hunter Hunt and Jacob Worenklein, and the Class B Majority Holders shall have the right, at any time and from time to time, to remove any such individuals as the Class B Directors, by written notice to the Corporation, for any reason, and replace any such individual(s) with other individual(s). The initial Class A Directors are Barry Sullivan, Michael Kramer, Kip Horton and Jerry Thurmond, and any successor Class A Director (upon the death, resignation or removal of any Class A Director) shall be designated in writing to the Corporation by the Class A Majority Holders. Each Class A Director, once appointed, may be removed only by the Class A Majority Holders and the Class A Majority Holders shall have the right, at any time and from time to time, to remove any such individuals as the Class A Directors, by written notice to the Corporation, for any reason, and replace such individual(s) with other individual(s). From and after the initial closing of the IPO, the authorized number of directors on the Board shall be the number established in accordance with the Corporation’s Bylaws. Each director shall hold office for the term for which he is elected and thereafter until his successor shall have been elected and qualified, or until his earlier death, disqualification, resignation or removal. Notwithstanding anything herein to the contrary and after taking into consideration the applicable requirements as to the independence of directors under applicable law and securities exchange requirements in light of the Corporation’s preference as to the size of the Board immediately following the initial closing of the IPO, the Class B Majority Holders as of immediately prior to such initial closing of the IPO shall be entitled to direct any of the Class A Directors to resign as directors on the Board effective only as of the initial closing of the IPO (and if so directed by such Class B Majority Holders, each such Class A Director so directed shall resign effective as of the initial closing of the IPO), and each such vacancy resulting there from initially shall be filled by an independent director designated by such Class B Majority Holders, and each such newly designated directors (together with each then-serving director of the Board as of the initial closing of the IPO) shall hold office until a successor is duly elected and qualified in accordance with the Corporation’s Bylaws or until his or her earlier death, disqualification, resignation or removal.
     Section 2. Rights of Holders of Preferred Stock. Notwithstanding the provisions of this Article Seven, whenever the holders of one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately or together by series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorship shall be governed by the rights of such Preferred Stock as set forth in the certificate of designations governing such series.
     Section 3. Bylaws; Classes of Directors.
     (a) Bylaws. The Board is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation in accordance with the terms of the Bylaws. Notwithstanding the foregoing and anything contained in this Certificate of Incorporation to the contrary, the Bylaws of the Corporation shall not be altered or amended by the stockholders without the affirmative vote of (a) as long as the Initial Class B Holders beneficially own, directly or indirectly, twenty-five percent (25%) or more of all capital stock of the Corporation entitled to vote generally in the election of directors (voting together as a single class), the holders of a majority of the voting power of all capital stock of the Corporation entitled to vote generally in the election of directors and (b) from and after the date that the Initial Class B Holders beneficially own, directly or indirectly, less than twenty-five percent (25%) of the capital stock of the

Corporation entitled to vote generally in the election of directors (voting together as a single class), the holders of two-thirds (66-2/3%) of the voting power of all capital stock of the Corporation entitled to vote generally in the election of directors (voting together as a single class). For all purposes of this Certificate of Incorporation, prior to the Conversion Time, each share of Class B Common shall be deemed to vote generally in the election of directors and thereafter, each share of Class A Common shall be deemed to vote generally in the election of directors.
     (b) Classes of Directors. Effective as of the initial closing of the IPO, the directors on the Board shall be divided into three classes, designated Class I, Class II and Class III. The Board is hereby authorized to assign members of the Board already in office at such time to such classes at the time such classification becomes effective by resolution of the Board. The term of the initial Class I directors shall terminate on the date of the first annual meeting occurring after the initial closing of the IPO; the term of the initial Class II directors shall terminate on the date of the second annual meeting occurring after the initial closing of the IPO; and the term of the initial Class III directors shall termination on the date of the third annual meeting occurring after the initial closing of the IPO. At each succeeding annual meeting of the stockholders, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of directors is thereafter changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. Notwithstanding anything in this Certificate of Incorporation or the Bylaws of the Corporation to the contrary, the term of any director that, in accordance with this Certificate of Incorporation or the Bylaws of the Corporation, ceases to be qualified to serve as a director of the Corporation shall automatically terminate as of the time such director ceases to be qualified.
ARTICLE EIGHT
DEFINITIONS
          For purposes of this Certificate of Incorporation (as amended), the following terms shall have the meanings ascribed below:
     “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such first Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For the purpose of this definition, “Control” means (i) the ownership or control of fifty percent (50%) or more of the equity interests in any Person or (ii) the ability to direct or cause the direction of the management or affairs of a Person, whether through the direct or indirect ownership of voting interests, by contract or otherwise.
     “Bylaws” means the Corporation’s Amended and Restated Bylaws (as amended or amended and restated from time to time).
     “Certificate of Incorporation” means this Amended and Restated Certificate of Incorporation, including any certificate of designations relating to any series of Preferred Stock (as amended or amended and restated from time to time).
     “Class A Majority Holders” means, at any time, the holders of a majority of the Class A Common then outstanding.

     “Class B Majority Holders” means, at any time, the holders of a majority of the Class B Common then outstanding.
     “Controlled Affiliate” of a specified Person means any other Person directly or indirectly Controlling or under common Control with the specified Person such that more than fifty percent (50%) of the equity interests in or voting interests of the other Person and such specified Person are under the Control of the same Person or the other Person Controls more than fifty percent (50%) of the equity interests in or voting interests of the specified Person.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “FERC” means the Federal Energy Regulatory Commission and any successor federal agency thereto.
     “5% Stockholder” means any Person that holds five percent (5%) or more of the total outstanding shares of voting stock of the Corporation.
     “EPA” means the Federal Power Act, 16 U.S.C. § 791a, et seq.
     “Initial Class B Holders” means, collectively (but without duplication), MDCP IV and New Astoria.
     “MDCP IV” means Madison Dearborn Capital Partners IV, L.P.
     “Merger Agreement” means that certain Agreement and Plan of Merger, dated as of February 28, 2007 (as amended, modified and/or supplemented from time to time), by and among the Corporation, EBG Holdings’ LLC, a Delaware limited liability, EBG Merger LLC, a Delaware limited liability company, Astoria Generating Company Holdings, L.L.C., a Delaware limited liability company, and Astoria Merger LLC, a Delaware limited liability company.
     “New Astoria” means New Astoria Generating Company Holdings, LLC, a Delaware limited liability company.
     “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.
     “Public Offering” means any underwritten sale of capital stock or equity securities of the Corporation to the public pursuant to an effective registration statement under the Securities Act of 1933, as then in effect, or any comparable statement under any similar federal statute then in force; provided that the following shall not be considered a Public Offering: (i) any issuance of common equity securities as consideration for a merger or acquisition and (ii) any issuance of common equity securities or rights to acquire common equity securities to employees, directors or consultants of or to the Corporation or its Subsidiaries as part of an incentive or compensation plan.
     “Public Sale” means any sale of securities to the public pursuant to a Public Offering or to the public through a broker, dealer or market maker pursuant to the provisions of Rule 144 adopted under the Securities Act (or any similar provision then in force).

     “Regulatory Certificates” means those certificates provided by the Corporation by the 5% Stockholders substantially in the form attached as Exhibit B to this Certificate of Incorporation, as such certificates may be amended by such 5% Stockholders and agreed to by the Corporation.
     “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly. by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that person or a combination thereof. For purposes hereof, references to a “Subsidiary” of any Person shall be given effect only at such times that such Person has one or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Corporation.
     “Transfer” means any sale, transfer, assignment, pledge, mortgage, exchange, hypothecation, grant of a security interest or other direct or indirect disposition or encumbrance of an interest whether with or without consideration, whether voluntarily or involuntarily or by operation of law or the acts thereof. The terms “Transferee,” “Transferred.” and other forms of the word “Transfer” shall have correlative meanings.
     “Transfer Agent” means the transfer agent (which may be an officer of the Corporation) designated by the Board to administer Transfers of capital stock of the Corporation.
     “Transferor” means a transferor with respect to any Transfer.
ARTICLE NINE
LIMITATION OF LIABILITY
     To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages arising from a breach of fiduciary duty owed to the Corporation or its stockholders. Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.
ARTICLE TEN
INDEMNIFICATION
     Section 1. Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved (including, without limitation, as a witness) in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “Indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer or in any other capacity while so serving, shall be indemnified and held harmless by the Corporation to the full extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), or by other applicable law as then in effect, against all expense, liability and loss (including attorneys’ fees and related disbursements, judgments, fines, excise taxes or penalties under the Employee Retirement income Security Act of 1974, as amended from time to time (“ERISA”), penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such Indemnitee in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director, officer, partner, member or trustee and shall inure to the benefit of his or her heirs, executors and administrators. Each person who is or was serving as a director or officer of a subsidiary of the Corporation shall be deemed to be serving, or have served, at the request of the Corporation. Any indemnification (but not advancement of expenses) under this Article Ten (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, as the same exists or hereafter may be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment). Such determination shall be made with respect to a person who is a director or officer at the time of such determination (a) by a majority vote of the directors who were not parties to such proceeding (the “Disinterested Directors”), even though less than a quorum, (b) by a committee of Disinterested Directors designated by a majority vote of Disinterested Directors, even though less than a quorum, (c) if there are no such Disinterested Directors, or if such Disinterested Directors so direct, by independent legal counsel in a written opinion, or (d) by the stockholders. Notwithstanding anything in this Article Ten to the contrary, in no event shall the Corporation have any obligation to indemnify a director or officer of the Corporation for any proceeding initiated by such person seeking indemnification unless such proceeding either (i) is a proceeding to enforce such director’s or officer’s rights under this Article Ten or (ii) was authorized by the Board.
     Section 2. Advancement of Expenses. Expenses (including attorneys’ fees, costs and charges) incurred by a director or officer of the Corporation in defending a proceeding shall be paid by the Corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay all amounts so advanced in the event that it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Corporation as authorized in this Article Ten. The majority of the Disinterested Directors or a committee thereof may, in the manner set forth above, and upon approval of such director or officer of the Corporation, authorize the Corporation’s counsel to represent such person, in any proceeding, whether or not the Corporation is a party to such proceeding.
     Section 3. Procedure for Indemnification. Any indemnification or advance of expenses (including attorneys’ fees, costs and charges) under this Article Ten shall be made promptly, and in any event within 30 days upon the written request of the director or officer (and, in the case of advance of expenses, receipt of a written undertaking by or on behalf of Indemnitee to repay such amount if it shall ultimately be determined that Indemnitee is not entitled to be indemnified therefor pursuant to the terms of this Article Ten). The right to indemnification or advances as granted by this Article Ten shall be enforceable by the director or officer in any court of competent jurisdiction, if the Corporation denies such request, in whole or in part, or if no disposition thereof is made within 30 days. Such person’s costs and expenses incurred in connection with successfully establishing his/her right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for the advance of expenses (including attorney’s fees, costs and charges) under this Article Ten where the required undertaking, if any, has been received by the Corporation) that the claimant has not met the standard of conduct set forth in the DGCL, as the same exists or hereafter may be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including the Board, the Corporation’s independent legal counsel and its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he/she has met the applicable standard of conduct set forth in the DGCL, as the same exists or hereafter may be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), nor the fact that there has been an actual determination by the Corporation (including the Board, the Corporation’s independent legal counsel and its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.
     Section 4. Other Rights; Continuation of Right to Indemnification. The indemnification and advancement of expenses provided by this Article Ten shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), bylaw, agreement, vote of stockholders or Disinterested Directors or otherwise, both as to action in his/her official capacity and as to action in another capacity while holding office or while employed by or acting as agent for the Corporation, and shall continue as to a person who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administers of such person. All rights to indemnification under this Article Ten shall be deemed to be a contract between the Corporation and each director or officer of the Corporation who serves or served in such capacity at any time while this Article Ten is in effect. Any repeal or modification of this Article Ten or any repeal or modification of relevant provisions of the DGCL or any other applicable laws shall not in any way diminish any rights to indemnification of such director or officer or the obligations of the Corporation arising hereunder with respect to any proceeding arising out of, or relating to, any actions, transactions or facts occurring prior to the final adoption of such modification or repeal. For the purposes of this Article Ten, references to “the Corporation” include all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporation, so that any person who is or was a director or officer of such a constituent corporation or is or was serving at the request of such constituent corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise shall stand in the same position under the provisions of this Article Ten, with respect to the resulting or surviving corporation, as he would if he/she had served the resulting or surviving corporation in the same capacity.
     Section 5. Insurance. The Corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee or agent of the Corporation or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss asserted against him or her and incurred by him or her in any such capacity, whether or not the Corporation would have the power to indemnify such person against such expenses, liability or loss under the DGCL.
     Section 6. Reliance. Persons who after the date of the adoption of this provision become or remain directors or officers of the Corporation or who, while a director or officer of the Corporation, become or remain a director, officer, employee or agent of a subsidiary, shall be conclusively presumed to have relied on the rights to indemnity, advance of expenses and other rights contained in this Article Ten in entering into or continuing such service. The rights to indemnification and to the advance of expenses conferred in this Article Ten shall apply to claims made against an Indemnitee arising out of acts or omissions which occurred or occur both prior and subsequent to the adoption hereof.

     Section 7. Savings Clause. If this Article Ten or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each person entitled to indemnification under the first paragraph of this Article Ten as to all expense, liability and loss (including attorneys’ fees and related disbursements, judgments, fines, ERISA excise taxes and penalties, penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person and for which indemnification is available to such person pursuant to this Article Ten to the full extent permitted by any applicable portion of this Article Ten that shall not have been invalidated and to the full extent permitted by applicable law.
ARTICLE ELEVEN
ACTION BY WRITTEN CONSENT;
SPECIAL MEETINGS OF STOCKHOLDERS
     The stockholders of the Corporation may not take any action by written consent in lieu of a meeting, and must take any actions at a duly called annual or special meeting of stockholders and the power of stockholders to consent in writing without a meeting is specifically denied. Special meetings of stockholders of the Corporation may be called only by the Board pursuant to a resolution adopted by the affirmative vote of directors holding a majority of the voting power of all directors then in office; provided that, as long as the Initial Class B Holders beneficially own, directly or indirectly, capital stock of the Corporation possessing twenty-five percent (25%) or more of the capital stock of the Corporation entitled to vote generally in the election of directors (voting together as a single class), a special meeting shall be called by the president upon the written request of holders of shares entitled to cast not less than twenty-five percent (25%) percent of the votes at the meeting. Notwithstanding the foregoing, the provisions of the first sentence of this Article Eleven shall not apply at any time when the Corporation’s Common Stock is not registered under Section 12 of the Securities Exchange Act of 1934, as amended, or when the Initial Class B Holders beneficially own, directly or indirectly, capital stock of the Corporation that possesses twenty-five percent (25%) or more of the voting power of all capital stock of the Corporation entitled to vote generally in the election of directors (voting together as a single class).
ARTICLE TWELVE
CORPORATE OPPORTUNITIES
     To the maximum extent permitted from time to time under the laws of the State of Delaware, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its officers, directors or stockholders, other than those officers, directors or stockholders who are employees of the Corporation or any of its subsidiaries. No amendment or repeal of this Article Twelve shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the Corporation for or with respect to any opportunities of which such officer, director, or stockholder becomes aware prior to such amendment or repeal.
ARTICLE THIRTEEN
SECTION 203
     The Corporation expressly elects not to be governed by Section 203 of the DGCL.

ARTICLE FOURTEEN
AMENDMENT
     The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding any other provision of this Certificate of Incorporation or the Bylaws of the Corporation, and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law, this Certificate of Incorporation, the Bylaws of the Corporation or otherwise, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock required by law, this Certificate of Incorporation, the Bylaws of the Corporation or otherwise, the affirmative vote of the holders of (i) at least two-thirds (66-2/3%) of the voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt any provision inconsistent with, to amend or repeal any provision of, or to adopt a bylaw inconsistent with Article Seven, Article Nine, Article Ten, Article Eleven, Article Twelve, Article Thirteen or this Article Fourteen of this Certificate of Incorporation (whether effected by amendment, waiver, repeal, merger, consolidation or otherwise) or (ii) at least a majority of the voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt any provision inconsistent with, to amend or repeal any provision of, or to adopt a bylaw inconsistent with any other provision of this Certificate of Incorporation (whether effected by amendment, waiver, repeal, merger, consolidation or otherwise). For so long as any shares of Class B Common are issued and outstanding, the affirmative vote of the Class B Majority Holders shall be required to adopt any provision inconsistent with, to amend, waive or repeal any provision of, or to adopt a bylaw inconsistent with Article Four, Article Five, Article Seven, Article Eight, Article Twelve, Article Thirteen or this Article Fourteen of this Certificate of Incorporation (whether effected by amendment, waiver, repeal, merger, consolidation or otherwise). Prior to the initial closing of the IPO, the affirmative vote of the Class A Majority Holders shall be required to adopt any provision inconsistent with, to amend, waive or repeal any provision of, or to adopt a bylaw inconsistent with Article Seven, Section I or this Article Fourteen (as it applies to the amendment, waiver or repeal of Article Seven Section I) of this Certificate of Incorporation).
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     IN WITNESS WHEREOF US Power Generating Company has caused this certificate to be signed this 31st day of May, 2007.

US POWER GENERATING COMPANY

By:	/s/ Daniel J. O’Shea

Name: Daniel J. O’Shea
Title: Secretary